Exhibit 5

20 June 2012

Company Announcements Platform

Australian Securities Exchange

Level 4

20 Bridge Street

SYDNEY NSW 2000

By e-Lodgement

AURORA FINALISES OFFER TERMS AND APPOINTS REPRESENTATIVES TO

EUREKA BOARD

•	Three Aurora representatives appointed to Eureka Board

•	Mr Roger Steinepreis to join as Independent Non Executive Chairman

•	Second Independent Non Executive director will also be appointed in due course

•	Offer Period extended until 6 July 2012 and is final

•	Aurora currently holds 68.40% of Eureka

Aurora Oil & Gas Limited (ASX:AUT) (TSX:AEF) (“Aurora”) notes today’s announcement from Eureka Energy Limited (ASX:EKA) (“Eureka”).

Aurora is pleased to confirm that three Aurora representatives will join the Eureka Board, effective from 2:00pm (AEST) today, 20 June 2012. Mr Roger Steinepreis will also join the Board as Independent Non Executive Chairman at the same time. Aurora intends to nominate a second Independent Non Executive director in due course.

Aurora’s majority shareholding in Eureka is currently 68.40%, as of close of trade on 19 June 2012. The appointments to the Eureka Board are proportional to Aurora’s current shareholding in Eureka. The installation of suitable protocols to ensure the interests of minority shareholders are protected has commenced, such as today’s appointment of a suitably qualified Independent Non Executive Chairman.

Aurora has also extended the Offer Period until 6 July 2012 to allow additional time for Eureka shareholders to accept into Aurora’s Offer. The closing date is final and the Offer Period will not be extended further.

Aurora Oil & Gas chairman and CEO Mr Jon Stewart commented:

We look forward to working with Eureka’s management team to undertake a review of Eureka, its asset portfolio and its capital structure with a view to putting the business on the best footing moving forward. Aurora brings to the Eureka Board the benefit of its extensive expertise in the management and development of oil & gas assets, as well as the team’s own direct knowledge of the Eagle Ford shale.

Our Offer for Eureka builds on our already strong presence in the Sugarkane Field where we are Marathon’s largest partner and is consistent with Aurora’s stated growth strategy.

Aurora Oil & Gas Limited ABN 90 008 787 988

HEAD OFFICE	Aurora USA Oil & Gas, Inc.
Level 20, 77 St. George’s Terrace, Perth WA 6000, Australia	A subsidiary of Aurora Oil & Gas Ltd
GPO Box 2530, Perth WA 6001, Australia	1111 Louisiana, Suite 4550, Houston, TX 77002 USA
t +61 8 9440 2626 f +61 8 9440 2699 e info@auroraoag.com.au	t +1 713 402 1920 f +1 713 357 9674

www.auroraoag.com.au

Ian McCubbing, Mark Wilson and Bill Bloking have resigned from the Eureka Board effective from 10:00am (EST) on 20 June 2012. Messrs McCubbing, Wilson and Bloking continue to recommend that Eureka shareholders accept the Offer and have accepted or intend to accept into Aurora’s Offer in respect of their Eureka shares.

— ENDS —

Further Information:

If shareholders have any questions in relation to the Offer please call the Offer Information Line on 1800 821 492 (toll-free for calls made within Australia) or +61 2 8256 3384 (for calls made from outside Australia) from Monday to Friday between 9:00am and 5:00pm (AEST time). Please note that calls to these numbers may be recorded.

Media Contact:

Shaun Duffy	llse Schache
FTI Consulting (Perth)	FTI Consulting (Sydney)
08 9386 1233	02 8298 6100
0404 094 384	0416 041 768
shaun.duffy@fticonsulting.com	llse.schache@fticonsulting.com

ADDITIONAL INFORMATION

For further information on the appointments to the Eureka Board:

Mr Jonathan (Jon) Stewart

Mr Stewart has held a number of executive management positions in listed and unlisted companies in Australia, Canada, the United Kingdom, Russia and Azerbaijan. Those companies had operations in Australia, Europe, North America, Asia and the Former Soviet Union. In that time he was involved in taking a number of companies public on the stock exchanges of Australia, the United Kingdom and Canada. He has considerable experience in the structuring and financing of transactions and the broader strategic development of companies. Mr. Stewart has been the Chief Executive Officer and director of Aurora for the last 6 years. Mr Stewart is a qualified chartered accountant.

Mr Graham Dowland

Mr Dowland is a qualified Chartered Accountant. He has been involved as a director or senior consultant/advisor with a number of public companies listed on stock exchanges in Australia, Canada and the United Kingdom with operations nationally and internationally. Mr Dowland has considerable corporate finance experience, particularly in the oil and gas industry, having been a director or advisor to companies that have had operations in the United Kingdom, Russia, Azerbaijan, Indonesia, Australia and New Zealand. Mr Dowland is also the non-executive Chairman of Imugene Limited, a company listed on the ASX which specialises in the development of animal health products.

Mr Ian Lusted

Mr Lusted holds a B.Sc (Hons.) from York University in the United Kingdom and is a member of the Society of Petroleum Engineers. He has extensive international oil & gas experience, having begun his career in the industry in 1991 with Shell International after serving for several years as an officer in the Royal Navy. In 1998 Mr Lusted established Leading Edge Advantage (“LEA”), an advanced drilling project management consultancy based in Aberdeen and subsequently in Perth, Australia. In mid 2005, Mr Lusted assumed the Technical Director position for Cape Energy, a private oil and gas company. The company held acreage in Australia and the Philippines where Cape Energy was a key participant in moving the Galoc field to development status. Mr Lusted acted in this capacity until December 2007 when he was appointed as the Technical Manager of Aurora .

www.auroraoag.com.au

Mr Roger Steinepreis

Mr Steinepreis graduated from the University of Western Australia where he completed his law degree. He was admitted as a barrister and solicitor of the Supreme Court of Western Australia in 1987 and has been practicing as a lawyer for over 20 years.

Mr Steinepreis is the legal advisor to a number of public companies on a wide range of corporate related matters. His areas of practice focus on company restructures, initial public offerings and takeovers. He is a Director of Adavale Resources Limited, Apollo Consolidated Limited, Firestrike Resources Limited, Avonlea Minerals Limited and Imugene Limited.

www.auroraoag.com.au

Aurora Oil & Gas Limited

ACN 008 787 988

Notice of Final Extension of Offer Period

TO:	Eureka Energy Limited ACN 116 829 139 ( “Eureka Energy” )

AND TO:	ASX Limited

Australian Securities and Investments Commission

Aurora Oil & Gas Limited ACN 008 787 988 (“Aurora” ) has made on-market takeover offer to acquire all of the fully paid ordinary shares in the capital of Eureka Energy pursuant to a bidder’s statement dated 30 April 2012 (“Bidders Statement” ).

Aurora gives notice under section 649C of the Corporations Act 2001 (Cth) (“ Corporations Act” ) that the Offer Period is extended so that the Offer Period is now scheduled to close at 4:00pm (AEST) on 6 July 2012.

Aurora has determined it will not further extend the Offer Period.

Unless the context requires otherwise, defined terms in this notice have the same meaning as in the Bidder’s Statement.

This notice is dated 20 June 2012.

Signed by IAN LUSTED as a director

of Aurora Oil & Gas Limited

Ian Lusted
Director